Exhibit 99.1

Bitmine Immersion Technologies (BMNR) Announces ETH Holdings Reach 4.326 Million Tokens, and Total Crypto and Total Cash Holdings of $10.0 Billion

Bitmine has 2,873,459 staked ETH, representing $6.2 billion at $2,125 per ETH; MAVAN staking solution on track to launch Q1 2026

Bitmine now owns 3.58% of the ETH token supply, over 72% of the way to the ‘Alchemy of 5%’ in just 6 months

Bitmine recently closed on initial $200 million investment into Beast Industries

Bitmine Crypto + Total Cash Holdings + “Moonshots” total $10.0 billion, including 4.326 million ETH tokens, total cash of $595 million, and other crypto holdings

Bitmine leads crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of BMNR stock

Bitmine is the 107th most traded stock in the US, trading $1.3 billion per day (5-day avg)

Bitmine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support Bitmine’s goal of acquiring 5% of ETH

LAS VEGAS, NV, February 9, 2026 /PRNewswire/ -- (NYSE AMERICAN: BMNR) Bitmine Immersion Technologies, Inc. (“Bitmine” or the “Company”) a Bitcoin and Ethereum Network company with a focus on the accumulation of crypto for long term investment, today announced Bitmine crypto + total cash + “moonshots” holdings totaling $10.0 billion.

As of February 8th, 2026 at 3:00pm ET, the Company’s crypto holdings are comprised of 4,325,738 ETH at $2,125 per ETH (NASDAQ: COIN), 193 Bitcoin (BTC), $200 million stake in Beast Industries, $19 million stake in Eightco Holdings (NASDAQ: ORBS) (“moonshots”) and total cash of $595 million. Bitmine’s ETH holdings are 3.58% of the ETH supply (of 120.7 million ETH).

“ETH prices declined -62% from 2025 highs, while Ethereum daily transactions hit an all-time high (ATH) of 2.5mm (per theblock.co) and active addresses soared in 2026 to an ATH of 1 million daily (per theblock.co),” said Thomas “Tom” Lee, Executive Chairman of Bitmine. Crypto prices are highly volatile, and in fact, this is the 8th time since 2018 that ETH prices have fallen 50% or more from a recent high, meaning declines like this are seen annually. In 2025, from January to March, ETH prices fell -64% and yet still surged from $1,600 to $5,000 later in the year.”

“ETH sees V-shaped recoveries from major lows. This happened in each of the 8 prior declines of 50% or more. A similar recovery is expected in 2026. The best investment opportunities in crypto have presented themselves after declines. Think back to 2025, the single best entry points in crypto occurred after markets fell sharply due to tariff concerns,” said Lee.

“In the past week, we acquired 40,613 ETH,” continued Lee. “Bitmine has been steadily buying Ethereum, as we view this pullback as attractive, given the strengthening fundamentals. In our view, the price of ETH is not reflective of the high utility of ETH and its role as the future of finance.”

As of February 8, 2026, Bitmine total staked ETH stands at 2,897,459 ($6.2 billion at $2,125 per ETH). “Bitmine has staked more ETH than other entities in the world. At scale (when Bitmine’s ETH is fully staked by MAVAN and its staking partners), the ETH staking rewards is $374 million annually (using 3.115% CESR), or greater than $1 million per day,” stated Lee.

“Annualized staking revenues are now $202 million, up +7% in the past week (see chart). And this 2.9 million ETH is about 67% of the 4.3 million ETH held by Bitmine. The CESR (Composite Ethereum Staking Rate, administered by Quatrefoil) is 3.11%. Bitmine’s own staking operations generated a 7-day yield of 3.3234% (annualized). We continue to make progress on our staking solution known as The Made in America VAlidator Network (MAVAN). This will be the ‘best-in-class’ solution offering secure staking infrastructure and will be deployed in early calendar 2026. Bitmine is currently working with 3 staking providers as the Company moves towards unveiling MAVAN in 2026,” continued Lee.

Bitmine crypto holding reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc. (NASDAQ: MSTR), which owns 713,502 BTC valued at $51 billion. Bitmine remains the largest ETH treasury in the world.

Bitmine is one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $1.3 billion (5-day average, as of February 6, 2026), ranking #107 in the US, behind Arista Networks (rank #106) and ahead of Monolithic Power Systems (rank #108) among 5,704 US-listed stocks (statista.com and Fundstrat research).

The GENIUS Act and Securities and Exchange Commission’s (“the SEC”) Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

The Chairman’s message can be found here:

 https://www.Bitminetech.io/chairmans-message

The Fiscal Full Year 2025 Earnings presentation and corporate presentation can be found here: https://Bitminetech.io/investor-relations/

Select images from Bitmine’s Annual Meeting can be found here.

To stay informed, please sign up at: https://Bitminetech.io/contact-us/

About Bitmine

Bitmine (NYSE AMERICAN: BMNR) is the leading Ethereum Treasury company in the world, implementing an innovative digital asset strategy for institutional investors and public market participants. Guided by its philosophy of “the alchemy of 5%,” the Company is committed to ETH as its primary treasury reserve asset, leveraging native protocol-level activities including staking and decentralized finance mechanisms. The Company will launch MAVAN (Made-in America VAlidator Network), a dedicated staking infrastructure for Bitmine assets, in Q1 of 2026.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including Bitmine’s ability to keep pace with new technology and changing market needs; Bitmine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of Bitmine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond Bitmine’s control, including those set forth in the Risk Factors section of Bitmine’s Form 10-K filed with the SEC on November 21, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of Bitmine’s filings with the SEC are available on the SEC’s website at www.sec.gov. Bitmine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE Bitmine Immersion Technologies, Inc.

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Marcy Simon

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